Exhibit (d)(1)

Rules Of The Trikon Technologies, Inc. (United Kingdom Companies) Share Option Scheme

RULES OF THE TRIKON TECHNOLOGIES, INC.

(UNITED KINGDOM COMPANIES)

SHARE OPTION SCHEME

(As Amended 24 May 2000)

1.0	DEFINITIONS

1.1	In these Rules the following words and expressions shall have the following meanings:

“Announcement Date” the date on which the annual or half-yearly results of the Company are announced.

“Appropriate Period” the meaning given in Paragraph 15(2) of Schedule 9.

“Approval Date” the date on which the Scheme is approved by the Board of Inland Revenue under Schedule 9.

“Associated Company” has the same meaning in Section 416 of ICTA 1998.

“Auditors” the auditors for the time being of the Company (acting as experts and not as arbitrators).

“Board” the Board of Directors of the Company or, except in Rule 10.4, a duly constituted committee thereof.

“Company” Trikon Technologies, Inc.

“Control” has the same meaning as in Section 840 of ICTA 1998.

“Dealing Day” a day on which the Stock Exchange is open for the transaction of business.

“Date of Grant” the date on which an Option is, was, or is to be granted under the Scheme.

“Eligible Employee” any director of any Participating Company who is required to devote to his duties not less than 25 hours per week (excluding meal breaks) or any employee (other than one who is a director) of any Participating Company, provided that the director or employee is not precluded by paragraph 8 of Schedule 9 from participating in the Scheme.

“ICTA 1998” The Income and Corporation Taxes Act 1988.

“Market Value” on any day the average of the middle market quotations of a Share as derived from the Daily Official List of The Stock Exchange for the

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three immediately preceding Dealing Days. (Provided that if the Dealing Days do not fall within the period specified in rule 2, only such days as do fall within that period will be taken into account in arriving at the Market Value or, if not applicable, on any day the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Scheme with the Inland Revenue Shares Valuation Division on or before that day.)

“Option” a right to acquire Shares granted (or to be granted) in accordance with the Rules of this Scheme.

“Option Holder” an individual to whom an Option has been granted or his personal representatives.

“Participating Company” the Company and any other company of which the Company has Control and which is for the time being nominated by the Board to be a Participating Company.

“Schedule 9” Schedule 9 ICTA 1998.

“Scheme” the employee share option scheme constituted and governed by these rules as from time to time amended.

“Share” a share of Common Stock of the Company which satisfies the conditions specified in paragraphs 10 - 14 inclusive of Schedule 9.

“Subscription Price” the price at which each Share subject to an Option may be acquired on the exercise of that Option determined in accordance with Rule 2.

“Subsisting Option” an option which has neither lapsed nor been exercised.

1.2	Where the context so admits the singular shall include the plural and vice versa and the masculine shall include the feminine.

1.3	Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.0	INVITATION TO APPLY FOR OPTIONS

2.1	At any time after the Approval Date, the Board may in its absolute discretion select any number of individuals who may at the intended date of Grant be Eligible Employees and invite them to apply for the grant of Options to acquire Shares in the Company.

2.2	Each invitation shall specify:

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i)	the date (being neither earlier than 7 nor later than 14 days after the issue of the invitation) by which an application must be made.

ii)	the maximum number of Shares over which that individual may on that occasion apply for an Option, being determined at the absolute discretion of the Board save that it shall not be so large that the grant of the Option over that number of Shares would cause the limit specified in Rule 5.1 to be exceeded, and

iii)	the Subscription Price at which Shares may be acquired on the exercise of any Option granted in response to the application.

2.3	Each invitation shall be accompanied by an application in such form, not inconsistent with these Rules, as the Board may determine.

2.4	i) The Subscription Price shall not be less than the nominal value of a Share, and

ii)	Subject to Rule 8, the Subscription Price shall not be less than the Market Value of a Share on the day the invitation to apply for an Option was issued pursuant to Rule 2.1.

3.0	APPLICATIONS FOR OPTIONS

3.1	Not later than the date specified in the invitation each Eligible Employee to whom an invitation has been issued in accordance with Rule 2 above may apply to the Board, using the application form supplied, for an Option over a number of Shares not exceeding the number specified in the invitation.

3.2	Each application shall be accompanied by a payment of £1 (One Pound Sterling) in consideration for the Option to be granted.

4.0	GRANT OF OPTIONS

4.1	Not later than the twenty-first day following the issue of invitations the Board may grant to each applicant who is still an Eligible Employee an Option over the number of Shares specified in his application.

4.2	As soon as possible after Options have been granted the Board shall issue an option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

4.3	No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each option certificate shall carry a statement to this effect.

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5.0	LIMITATIONS ON GRANTS

5.1	Any option granted to an Eligible Employee shall be limited to take effect so that the aggregate Market Value of Shares subject to that Option, when aggregated with the Market Value of shares subject to Subsisting Options, shall not exceed £30,000 (Pounds Sterling).

5.2	For the purposes of Rule 5.1:

i)	Options shall include all Options granted under this Scheme and all options granted under any other scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or any Associated Company thereof.

ii)	The Market Value of shares shall be calculated as at the time the Options in relation to those shares were granted or such earlier time as may have been agreed in writing with the Board of Inland Revenue.

6.0	EXERCISE OF OPTIONS

6.1	Subject to Rule 9 below and provided always that at all times the Option has not lapsed it may be exercised in whole or in part in four (4) equal cumulative annual instalments commencing one year after the Date of Grant or in such other instalments and/or at such other intervals as may be specified in the invitation to apply for the grant of the Option.

6.2	An Option shall lapse on the latest of the following events:

i)	the Option Holder ceasing to be employed by a Participating Company; and, the earliest of:

ii)	the tenth anniversary of the Date of Grant, or such shorter period as may be specified in the invitation to apply for the grant of the Option,

iii)	the expiration of 180 days from the Option Holder’s death if his death occurs while he is employed by any Participating Company,

iv)	the expiration of 30 days following the Option Holder ceasing to be a director or employee of any Participating Company, other than by reason of his death, except that if option Holder is disabled at the time he ceases to be a director or employee, the expiration of one year from the date of termination,

v)	unless a release has been effected under Rule 7.4, six months after the Option has become exercisable in accordance with Rule 7, and

vi)	the Option Holder being adjudicated bankrupt.

6.3	The termination of Employment of an Option Holder by death or otherwise shall not accelerate or otherwise affect the number of Shares with respect to

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which an Option may be exercised, and the Option may only be exercised with respect to that number of Shares which could have been purchased under the Option had the Option been exercised by the Option Holder on the date of such termination.

7.0	TAKEOVERS AND LIQUIDATIONS

Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive, the Scheme and each outstanding Option shall terminate (terminating option); provided that in such event each Option Holder shall have the right until five days before the effective date of such dissolution or liquidation, or such merger or consolidation in which the Company is not the surviving corporation, to exercise in whole or in part any unexpired Option or Options issued to him, without regard to the instalment provisions of option agreement. Each Option Holder shall be given written notice by the Company of any such proposed or contemplated dissolution, liquidation, reorganization, merger or consolidation at least thirty-five (35) days prior to the effective date thereof, which notice shall advise such Option Holder of the proposed dissolution, liquidation, reorganization, merger or consolidation and the rights of the Option Holder pursuant to this Rule.

7.1	If any person obtains Control of the Company as a result of making:

i)	a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or

ii)	a general offer to acquire all the shares in the Company which are of the same class as the Shares,

then any Subsisting Option may subject to Rule 7.4 below be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2	If under Section 425 of the Companies Act 1985 or any provisions of United States law having similar effect the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may subject to Rule 7.4 below be exercised within six months of the Court sanctioning the compromise or arrangement.

7.3

If any person becomes bound or entitled to acquire shares in the Company under Section 428 to 430 of the said Act of 1985 or Articles 421 to 423 of the said Order of 1986 or any provisions of United States law having similar

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effect any Subsisting Option may subject to Rule 7.4 below be exercised at any time when that person remains so bound or entitled.

7.4	If as a result of the events specified in Rules 7.1 or 7.2 a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Option Holder may, by agreement with that other company (the “Acquiring Company”), within the Appropriate Period, release each Subsisting Option (the “Old Option”) for an option (the “New Option”) which satisfies the conditions that it:

i)	is over shares in the Acquiring Company or some other company falling within paragraph (b) or paragraph (c) of Paragraph 10, Schedule 9 which satisfy the conditions specified in Paragraphs 10 to 14 inclusive of Schedule 9.

ii)	is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the shares subject to the Old Option on its release,

iii)	has a subscription price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option, and

iv)	is otherwise identical in terms to the Old Option.

The New Option shall, for all other purposes of this scheme, be treated as having been acquired at the same time as the Old Option.

Where any New Options are granted pursuant to this clause 7.4, Rules 4.3, 6, 7, 8, 9, 10.1 and 10.3 to 10.6 shall, in relation the New Options, be construed as if references to the Company and to the Shares were references to the Acquiring Company or, as the case may be, to the other company to whose share the New Options relate, and to the shares in that other company, but reference to Participating Company shall continue to be construed as if references to the Company were references to Trikon Technologies, Inc.

7.5	If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

7.6	For the purposes of this Rule 7, other than Rule 7.4, a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

7.7	The exercise of an Option pursuant to the preceding provisions of this Rule 7 shall be subject to the provisions of the Rule 9 below.

7.8	Where in accordance with Rule 7.4 Subsisting Options are released and New Options granted the New Options shall not be exercisable in accordance with

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Rule 7.1, 7.2 and 7.3 above by virtue of the event by reason of which the New Options were granted.

8.0	VARIATION OF SHARE CAPITAL

In the event of any variation of the share capital of the Company by way of capitalisation or rights issue, consolidation, subdivision or reduction of capital or otherwise, the number of Shares subject to any Option and the Subscription Price for each of those Shares shall be adjusted in such manner as the Auditors confirm in writing to be fair and reasonable provided that:

i)	the aggregate amount payable on the exercise of an Option in full is not increased,

ii)	the Subscription Price for a Share is not reduced below its nominal value,

iii)	no adjustment shall be made without the prior approval of the Board of Inland Revenue, and

iv)	following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

9.0	MANNER OF EXERCISE OF OPTIONS

9.1	No option may be exercised by an individual at any time when he is precluded by paragraph 8 of Schedule 9 from participating in the Scheme.

9.2	No Option may be exercised at any time when the shares which may be thereby acquired do not satisfy the conditions specified in paragraphs 10 - 14 of Schedule 9.

9.3	An Option shall be exercised by the Option Holder giving notice to the Company in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment and the relevant option certificate and shall be effective on the date of its receipt by the Company.

9.4	Shares shall be allotted and issued or transferred pursuant to a notice of exercise within 30 days of the date of exercise and a definitive share certificate issued to the Option Holder in respect thereof. Save for any rights determined by reference to a date preceding the date of allotment or transfer, such Shares shall rank pari passu with the other shares of the same class in issue at the date of allotment.

9.5	When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Option and a

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new option certificate shall be issued accordingly by the Company as soon as possible after the partial exercise.

10.0	ADMINISTRATION AND AMENDMENT

10.1	The Scheme shall be administered by the Board whose decision on all disputes shall be final.

10.2	The Board may from time to time amend these Rules provided that:

i)	no amendment may materially affect an option Holder as regards an Option granted prior to the amendment being made,

ii)	no amendment may be made which would make the terms on which Options may be granted materially more generous without the prior approval of the Company in general meeting, and

iii)	no amendment shall have effect until approved by the Board of Inland Revenue.

10.3	The cost of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.

10.4	The Board may establish a committee consisting of not less than three Board members to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the Committee, alter it’s constitution or direct the manner in which it shall act.

10.5	Any notice or other communication under or in connection with the Scheme may be given by the Company either personally or by post and to the Company either personally or by post to the secretary; items sent by post shall be prepaid and shall be deemed to have been received 72 hours after posting.

10.6	The Company shall at all times keep available sufficient authorised and unissued Shares or shall otherwise procure that sufficient issued Shares are available for transfer to satisfy the exercise to the full extent still possible of any other obligations of the Company to issue unissued Shares.

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